FOR IMMEDIATE RELEASE Nasdaq: NSIT

Insight Receives Additional Staff Determination Regarding Delisting
Due To Delayed Quarterly Report on Form 10-Q

TEMPE, Ariz. – May 18, 2007 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today announced that on
May 14, 2007, it had received, as expected, an Additional Staff Determination providing notice of non-compliance from the Staff of The Nasdaq Stock Market, pursuant to Nasdaq Marketplace Rule 4310(c)(14), due to the delay in filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. The Additional Staff Determination serves as an additional basis for delisting the Company’s common stock from The Nasdaq Global Select Market. As previously announced, the Company has received notices of non-compliance in relation to the delay in filing its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as a result of the ongoing review of the Company’s historical stock option practices.

The current Staff Determination from Nasdaq requests that the Company present its views with respect to the additional deficiency to the Nasdaq Listing and Hearing Review Council (the “Listing Council”) on or before May 21, 2007.

As previously disclosed, on March 12, 2007, the Listing Council informed the Company that it had decided to call the January 26, 2007 decision of the Listing Qualifications Panel (the “Panel”) for review and had also stayed any future action by the Panel to delist the Company’s common stock pending further review by the Listing Council. The Company’s common stock will remain listed on The Nasdaq Global Select Market until the Listing Council’s review has been completed. The Company has until June 1, 2007 to submit any additional information that it wishes the Listing Council to consider in its review.

FORWARD-LOOKING INFORMATION

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the review conducted by the Options Subcommittee, management’s analysis of the effect of the Subcommittee’s findings on the Company’s previously issued financial statements, the informal inquiry commenced by the SEC, and the Company’s intent to file its Forms 10-Q and 10-K as soon as practicable. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially include: any adjustments to the consolidated financial statements that will likely be required in connection with the ongoing stock option review; any adjustments to the consolidated financial statements that may be required related to the SEC informal inquiry; the Company’s inability to timely file reports with SEC and any related effects on credit agreement covenants; risks associated with the Company’s inability to meet Nasdaq requirements for continued listing; and risks of litigation and governmental or other regulatory inquiry or proceedings arising out of or related to the Company’s historical stock option practices. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

Contacts:	Stanley Laybourne	Karen McGinnis
	Chief Financial Officer	Chief Accounting Officer
	Tel. 480-350-1142	Tel. 480-333-3074
	Email slaybour@insight.com	Email kmcginni@insight.com